UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

February 6, 2013

This document should be read together with the definitive proxy statement of International Game Technology (the “Company”) filed with the Securities and Exchange Commission on January 23, 2013 in connection with the Company’s annual meeting of stockholders to be held at 7:30 a.m. P.S.T. on Tuesday, March 5, 2013 (the “Annual Meeting”).

Ms. Janice D. Chaffin, a member of our Board of Directors since 2010, is currently the Group President, Consumer Business Unit for Symantec Corporation (“Symantec”). On January 23, 2013, Ms. Chaffin announced that she would be leaving Symantec as of March 31, 2013 in light of Symantec’s changes in strategy and organizational structure. In accordance with IGT’s Corporate Governance Guidelines regarding a change in the principal occupation or business association of a director, Ms. Chaffin recently provided to IGT’s Nominating and Corporate Governance Committee a written notice of her decision to leave Symantec and tendered for the Committee’s consideration a letter of resignation from IGT’s Board. The Committee met and, after reviewing the relevant factors (including Ms. Chaffin’s qualifications and her past and expected future contributions to IGT), unanimously determined to recommend to the Board that her resignation be rejected. The IGT Board (excluding Ms. Chaffin, who recused herself from the relevant discussion and vote) unanimously decided to reject such resignation. Accordingly, Ms. Chaffin will remain on the Board and continues to be a nominee for re-election to the Board at the upcoming Annual Meeting.